Exhibit 99.1

Zedge Uses Cash Flow From Operations For Early Pay Off of Outstanding Debt

Closes out term loan with $2 million early principal payment

Net cash and cash equivalents after debt payoff were approximately $16.7 million, up from $16.1 million as of July 31, 2023

NEW YORK, NY / December 4, 2023 / Zedge, Inc. (NYSE AMERICAN: ZDGE), a leader in building marketplaces and games around digital content that enables self-expression, today announced the early payoff of the $2 million principal balance on its bank term loan on November 15, 2023. The Company also noted that despite the paydown, the Company’s net cash and cash equivalents were approximately $16.7 million after the payoff, or $1.18 per share, an increase from $16.1 million reported as of July 31, 2023.

Zedge CEO Jonathan Reich commented, “Given recent positive events, including our solid fourth quarter earnings report, continued cash flow generation and the termination of any potential earnout payment obligation to the prior owners of Gurushots, we felt that we were in a strong enough position to pay down our debt early and avoid the costs associated with that borowing. As we discussed on our fourth quarter earnings call, we are encouraged by the traction we are seeing in several of our initiatives, including our Zedge+ subscription offering and Emojipedia business. We will provide investors with a full update when we report our first quarter earnings on December 13.”

About Zedge: Zedge builds marketplaces and games around digital content people use to express themselves. We monetize our user base through advertising, subscriptions, and a virtual token-based economy. Our leading products are the GuruShots photography game and Zedge’s freemium digital content marketplace, which today offers mobile phone wallpapers, video wallpapers, ringtones, and notification sounds. The synergy between the game and the marketplace unlocks additional engagement and enables our community to earn money from their artwork. We also own Emojipedia, a website that is the leading source of information about emojis. In July 2023, we served more than 40 million users.

For more information, visit: investor.zedge.net

Contact:

Brian Siegel, IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

ir@zedge.net